UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Section 240.14a-12

M & F WORLDWIDE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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M & F WORLDWIDE CORP.

35 East 62nd Street
New York, New York 10021
Tel: 212-572-8600

April 25, 2006

To Our Stockholders:

We cordially invite you to attend the 2006 Annual Meeting of Stockholders of M & F Worldwide Corp., which we will hold at the offices of the Company's wholly owned subsidiary, Mafco Worldwide Corporation, Third Street & Jefferson Avenue, Camden, New Jersey 08104, on Thursday, May 18, 2006, at 1:00 p.m. local time.

The business of the meeting will be to elect directors to serve until the annual meeting in 2009, to approve certain bonus arrangements for Charles T. Dawson and to approve a new Long Term Incentive Plan for M & F Worldwide Corp. The latter two proposals are for purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986. You can find information on these matters in the accompanying Proxy Statement.

While stockholders may exercise their rights to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy that will enable you to vote your shares on the matters to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management's recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope. In either case, you should return the proxy as soon as conveniently possible.

Sincerely yours,
Howard Gittis Chairman of the Board, President and Chief Executive Officer

M & F WORLDWIDE CORP.
35 East 62nd Street
New York, New York 10021
Tel: 212-572-8600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
M & F Worldwide Corp.:

Notice is hereby given that the 2006 Annual Meeting of Stockholders (the "Annual Meeting") of M & F Worldwide Corp., a Delaware corporation (the "Company"), will be held on the 18th day of May 2006 at 1:00 p.m., local time, at the offices of the Company's wholly owned subsidiary, Mafco Worldwide Corporation, Third Street & Jefferson Avenue, Camden, New Jersey 08104 for the following purposes:

1.	To elect the nominees for the Board of Directors of the Company to serve until the annual meeting in 2009 and until such directors' successors are duly elected and shall have qualified;

2.	To approve certain bonus arrangements for Charles T. Dawson for purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986;

3.	To approve a new Long Term Incentive Plan for the Company for purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986; and

4.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

A proxy statement describing these matters is attached to this notice. Only stockholders of record at the close of business on March 24, 2006 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the offices of the Company at 35 East 62nd Street, New York, New York 10021, for at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Since you may revoke a proxy at any time, you may vote in person at the Annual Meeting even if you have returned a proxy.

By Order of the Board of Directors,
M & F WORLDWIDE CORP.

April 25, 2006

PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING
PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
IN ACCORDANCE WITH YOUR WISHES.

M & F WORLDWIDE CORP.

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held May 18, 2006

This proxy statement (the "Proxy Statement") is being furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of M & F Worldwide Corp., a Delaware corporation (the "Company"), of proxies to be voted at the 2006 Annual Meeting of Stockholders (the "Annual Meeting") to be held on the 18th day of May 2006 at 1:00 p.m., local time, at the offices of the Company's wholly owned subsidiary, Mafco Worldwide Corporation ("Mafco Worldwide"), Third Street & Jefferson Avenue, Camden, New Jersey 08104 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card are first being sent to stockholders on or about April 25, 2006.

At the Annual Meeting, the Company will ask its stockholders (1) to elect the following persons as directors of the Company until the Company's annual meeting in 2009 and until such directors' successors are duly elected and shall have qualified: Rosanne F. Coppola, Howard Gittis and Paul M. Meister; (2) to approve certain bonus arrangements for Charles T. Dawson for the purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986; (3) to approve a new Long Term Incentive Plan of the Company for the purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986, and (4) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

The principal executive offices of the Company are located at 35 East 62nd Street, New York, New York 10021, and the telephone number is 212-572-8600.

Solicitation and Voting of Proxies; Revocation

All proxies duly executed and received by the Company, unless such proxies have been previously revoked, will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement and FOR approval of certain bonus arrangements for Charles T. Dawson for purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986 and FOR approval of a new Long Term Incentive Plan for the Company for purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986. The Company has no knowledge of any other matters to be brought before the meeting. The submission of a signed proxy will not affect a stockholder's right to attend, or vote in person at, the Annual Meeting. Any stockholder may revoke his or her proxy at any time before it is voted by written notice to such effect received by the Company at 35 East 62nd Street, New York, New York 10021, Attention: Secretary, by delivery of a subsequently dated proxy or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

The accompanying form of proxy is being solicited on behalf of the Board of Directors. The solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The Company will bear the costs incurred in connection with the solicitation of proxies and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.

Record Date; Outstanding Shares; Voting at the Annual Meeting

Only holders of record of the Company's common stock, par value $.01 per share ("Common Stock"), at the close of business on March 24, 2006 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On that date, there were issued and outstanding 19,330,492 shares of Common Stock, each of which is entitled to one vote. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (i.e., shares held by a broker which are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion), if any, shall be counted for purposes of determining whether a quorum exists. The affirmative vote of a plurality of the votes cast is required to elect the nominees for the Board of Directors of the Company. With respect to the election of directors, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote.

Mafco Consolidated Group Inc., a Delaware corporation ("Mafco Consolidated"), which beneficially owns 7,298,000 shares of the outstanding Common Stock, representing approximately 37.8% of the outstanding Common Stock as of the Record Date, has informed the Company of its intention to vote its shares of Common Stock FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement; and FOR approval of certain bonus arrangements for Charles T. Dawson for purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986; and FOR approval of the Long Term Incentive Plan for the Company for purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986. Mafco Consolidated is wholly owned by MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), the sole stockholder of which is Ronald O. Perelman. Based on the foregoing, the presence, in person or by properly executed proxy, of the holders of 2,367,247 additional shares of Common Stock (representing approximately 12.3% of the shares of Common Stock outstanding as of the Record Date) would be required to constitute a quorum and elect the director nominees.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors consists of Ronald O. Perelman, Philip E. Beekman, Rosanne F. Coppola, Jaymie A. Durnan, Theo W. Folz, Howard Gittis, Paul M. Meister, Bruce Slovin and Stephen G. Taub. The Company'Restated Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided as evenly as possible into three classes.

The Board of Directors has nominated Messrs. Gittis and Meister and Ms. Coppola, for election as directors at the Annual Meeting to serve until the annual meeting in 2009. Messrs. Gittis and Meister and Ms. Coppola are currently members of the Board of Directors whose terms expire at the Annual Meeting. All proxies duly executed and received by the Company, unless such proxies have been previously revoked, will be voted in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, the proxies solicited hereby will be voted FOR the election of the nominees listed herein. The Board of Directors has been informed that Messrs. Gittis and Meister and Ms. Coppola are willing to serve as directors, but if any of them should decline or be unable to act as a director, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees, in which event the individuals named in the proxies will vote for the election of such other person or persons. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve.

Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the votes, abstentions and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote on this proposal.

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees listed herein for director.

Directors and Director Nominees

The name, age (as of March 31, 2006), period of service as a director of the Company, principal occupation and selected biographical information of each director and director nominee are set forth below.

Ronald O. Perelman (63) has been a director of the Company since 1995 and was Chairman of the Board of the Company from 1995 to 1997. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews Holdings and MacAndrews & Forbes Inc. (together with MacAndrews Holdings, "MacAndrews & Forbes"), which are diversified holding companies, and various affiliates since 1980. Mr. Perelman also is Chairman of the Board of Revlon Consumer Products Corporation ("Revlon Products") and Revlon, Inc. ("Revlon") and Co-Chairman of the Board of Panavision Inc. ("Panavision"). Mr. Perelman is a director (or member of the Board of Managers, as applicable) of the following companies which are required to file reports pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Allied Security Holdings LLC ("Allied Security"), Revlon Products, Revlon, REV Holdings LLC and Scientific Games Corporation. Revlon Products, Revlon, Panavision, REV Holdings LLC and Allied Security are all affiliates of MacAndrews & Forbes. Mr. Perelman's term as a director of the Company expires in 2007.

Philip E. Beekman (74) has been a director of the Company since 2003. Mr. Beekman has been President of Owl Hollow Enterprises, a consulting and investment company, for more than the past five years. From 1986 to 1994, Mr. Beekman was Chairman of the Board and Chief Executive Officer of Hook-SupeRx, Inc., from 1977 to 1986 he was President and Chief Operating Officer of Seagram Company Limited and from 1973 to 1976 he was President of Colgate Palmolive Co. International. Mr. Beekman's term as a director of the Company expires in 2008.

Rosanne F. Coppola (55) has been a director of the Company since 2003. Ms. Coppola was Divisional Executive, Global Loans from 1994 to 1998 and Business Head, Institutional Recovery Management from 1990 to 1994 of Citigroup (formerly known as Citicorp). She also was Business Head, Leveraged Capital Division from 1985 to 1990 and Senior Transactor from 1978 to 1985 of Citicorp Industrial Credit, Inc. Ms. Coppola also was a Senior Credit Officer as well as a Senior Securities Officer. Ms. Coppola is a director of the following corporations which file reports pursuant to the Exchange Act: Fisher Scientific International Inc. Ms. Coppola's term as a director of the Company expires in 2006.

Jaymie A. Durnan (52) has been a director of the Company since 1995. Mr. Durnan has been a partner in The Lehman Group, LLC, a business advisory firm, since 2004. Mr. Durnan was the Special Assistant to the Secretary of Defense from 2003 to 2004 and the Special Assistant to the Deputy Secretary of Defense from 2001 to 2003. Prior to that, Mr. Durnan was a private equity investor with Radius Capital Partners, LLC, a venture capital firm. He was Senior Vice President of MacAndrews & Forbes and various affiliates from 1996 to 1999, Vice President of MacAndrews & Forbes and various affiliates from 1992 to 1996 and Special Counsel to the Chairman of MacAndrews & Forbes from 1992 to 1999. Mr. Durnan was an attorney with the law firm of Marks & Murase from 1990 to 1992 and a United States Navy officer from 1975 to 1990. Mr. Durnan's term as a director of the Company expires in 2008.

Theo W. Folz (62) has been a director of the Company since 1996. He served as the Company's President and Chief Executive Officer from 1996 to 1999 and as Chairman of the Board from 1997 to 1999. Mr. Folz has been President and Chief Executive Officer of Consolidated Cigar Corporation and its successor company, Altadis U.S.A., a leading manufacturer of cigars, pipe tobacco and smokers' accessories, since 1984. Mr. Folz's term as a director of the Company expires in 2007.

Howard Gittis (72) has been a director of the Company since 1995. He has served as the Company's Chairman of the Board, President and Chief Executive Officer since 2000. Mr. Gittis has been Vice Chairman of MacAndrews & Forbes and various affiliates since 1985. Mr. Gittis also is a director of the following corporations which are required to file reports pursuant to the Exchange Act: Jones Apparel Group, Inc., Revlon and Scientific Games Corporation. Mr. Gittis' term as a director of the Company expires in 2006.

Paul M. Meister (53) has been a director of the Company since 1995. Mr. Meister has been Vice Chairman of the Board of Fisher Scientific International, Inc. ("Fisher"), a provider of scientific instruments, equipment and supplies, since March 2001 and was Executive Vice President, Vice Chairman and Chief Financial Officer of Fisher from March 1998 to March 2001. Mr. Meister was Senior Vice President-Chief Financial Officer of Fisher from 1991 to 1998. Mr. Meister is a director of the following corporations which file reports pursuant to the Exchange Act: Fisher and LKQ Corporation. Mr. Meister's term as a director of the Company expires in 2006.

Bruce Slovin (70) has been a director of the Company since 1995 and was an executive officer of MacAndrews & Forbes and various affiliates from 1980 to 2000. Mr. Slovin is a director of the following corporations which file reports pursuant to the Exchange Act: Cantel Industries and Daxor Corp. Mr. Slovin's term as a director of the Company expires in 2007.

Stephen G. Taub (54) has been a director of the Company since 1998. Mr. Taub was elected President and Chief Executive Officer of the Company's wholly owned subsidiary, Mafco Worldwide, in 1999 and served as President and Chief Operating Officer of Mafco Worldwide from 1993 to 1999. Mr. Taub was elected Senior Vice President in 1987, and his responsibilities included the manufacturing, botanical and spice operations of Mafco Worldwide, as well as product marketing to the confectionery and pharmaceutical industries in Western Europe. Mr. Taub joined Mafco Worldwide in 1975 as an Industrial Engineer and in 1982 became Vice President of Manufacturing. Mr. Taub's term as a director of the Company expires in 2008.

Board of Directors and Corporate Governance

The Board of Directors adopted a set of categorical standards (the "Independence Standards") to assist it in making its determination whether particular members of the Board of Directors are "independent" within the meaning of the New York Stock Exchange (the "NYSE") listing standards. The Independence Standards adopted by the Board of Directors are in accordance with the rules promulgated by the NYSE. After adopting these standards, the Board of Directors used them to determine that Messrs. Beekman, Folz, Meister and Slovin and Ms. Coppola (comprising a majority of the Board) are "independent." The Board of Directors has also adopted a set of Corporate Governance Guidelines, which provide that the Board of Directors will meet regularly in "executive session," that is, without management present, and that the directors present at such meetings shall select the director who shall preside over that meeting.

Anyone wishing to communicate with any director (or group of directors) for any purpose, including to report any issue concerning management or any suggestion concerning candidates for the Board of Directors, may do so by sending the communication to the director or group of directors in care of the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10021, or by facsimile transmission to (212) 572-8435. The Secretary is obliged to forward any such communication promptly and unaltered.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Audit Committee, consisting of Ms. Coppola and Messrs. Beekman and Meister (Chairman), (i) engages the Company's independent auditors, (ii) approves the plan, scope and results of the audit, (iii) reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls, (iv) reviews changes in accounting policy and (v) approves the nature, scope and amount of audit-related and non-audit services that the Company's independent auditors may perform. The Audit Committee operates under a written charter which is available on the Company's website at www.mandfworldwide.com. The Board of Directors has determined that each of the members of the Audit Committee is "independent" within the meaning of the NYSE listing standards applicable to audit committee members. The Board of Directors has determined that Mr. Meister is an "audit committee financial expert" within the meaning of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC"). It is anticipated that the existing members of the Audit Committee will continue service in 2006.

The Compensation Committee, consisting of Messrs. Beekman, Folz (Chairman) and Slovin, approves compensation, benefits and incentive arrangements for the Chief Executive Officer and certain other officers and other senior managerial employees of the Company. The Compensation Committee considers and awards options to purchase shares of Common Stock pursuant to the Company's stock option plans. The Compensation Committee operates under a written charter which is available on the Company's website at www.mandfworldwide.com. The Board of Directors has determined that each of the members of the Compensation Committee is "independent" within the meaning of the NYSE listing standards. It is anticipated that the existing members of the Compensation Committee will continue service in 2006.

The Nominating and Corporate Governance Committee, consisting of Ms. Coppola and Messrs. Folz and Slovin (Chairman), considers candidates for the Board of Directors and the Board's committees and reviews aspects of the Company's governance structure. The Nominating and Corporate Governance Committee operates under a written charter which is available on the Company's website at www.mandfworldwide.com. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is "independent" within the meaning of the NYSE listing standards. The Nominating and Corporate Governance Committee will consider candidates for any vacancy on the Board of Directors that stockholders may suggest in accordance with the procedures described above. The committee has adopted a policy concerning minimum criteria for evaluating candidates. The policy requires that the committee consider available information concerning candidates' character and integrity, maturity of judgment, skills and experience in relation to enhancing the ability of the Board of Directors to oversee the affairs and business of the Company, and demonstrated ability to cooperatively enhance the decision-making ability of the Board of Directors as a whole. The Committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee identifies potential nominees from various sources such as officers, directors and stockholders and may retain, but did not in 2005, the services of third-party consultants to assist it in identifying and evaluating nominees. It is anticipated that the existing members of the Nominating and Corporate Governance Committee will continue service in 2006.

During 2005, the Board of Directors held eight meetings, the Audit Committee held five meetings, the Compensation Committee held two meetings and the Nominating and Corporate Governance Committee held four meetings. During 2005, the Board of Directors also acted two times by unanimous written consent. Each director attended more than 75% of the total number of meetings of the Board and any committee on which such director served that were held during 2005. The Company encourages the Board of Directors to attend its annual stockholder meeting. Seven directors attended last year's annual stockholder meeting.

Copies of the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, reports under Section 16 of the Exchange Act and any amendments to these documents, as well as current versions of the following documents are available to any stockholder without charge on the Company's website at www.mandfworldwide.com, or upon request to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10021:

•	the Company's Code of Business Conduct, which includes its Code of Ethics for principal executive and senior financial officers;

•	the charters for all standing committees of the Board of Directors, namely its Audit, Compensation and Nominating and Corporate Governance Committees; and

•	the Company's Corporate Governance Guidelines.

Compensation of Directors

Directors who are not currently receiving compensation as officers or employees of the Company or any of its affiliates receive an annual $35,000 retainer fee, payable in monthly installments, plus reimbursement of reasonable out-of-pocket expenses and a fee of $1,000 for each meeting of the Board of Directors or any board committee (other than the Audit Committee) that they attend. Members of the Audit Committee receive an annual Audit Committee retainer fee of $10,000 per annum in addition to their retainer fee for service on the Board of Directors and a fee of $1,500 for each Audit Committee meeting attended.

Non-employee directors are eligible to participate in the Company's Outside Directors Deferred Compensation Plan. This plan enables such directors to forego cash fees otherwise payable to them in respect of their service as a director and to have such fees credited in the form of stock units, which will be payable in the form of stock or cash, as elected by a director, when the director terminates service as a director, or at such other time as he or she elects.

Executive Officers

The following table sets forth as of the date hereof the executive officers of the Company, the Chief Executive Officer of Mafco Worldwide, which operates the Company's licorice products business, and the Chief Executive Officer of Clarke American Corp. ("Clarke American"), which operates the Company's checks, check-related products and services business.

Name	Position
Howard Gittis	Chairman, President and Chief Executive Officer
Barry F. Schwartz	Executive Vice President and General Counsel
Todd J. Slotkin	Executive Vice President and Chief Financial Officer
Stephen G. Taub	President and Chief Executive Officer of Mafco Worldwide
Charles T. Dawson	President and Chief Executive Officer of Clarke American Corp.

For biographical information about Messrs. Gittis and Taub, see "Directors and Director Nominees."

Charles T. Dawson (57) has been President and Chief Executive Officer of our wholly owned subsidiary Clarke American since April 2005. He was Executive Vice President and General Manager of Partnership Development of Clarke American from February 2003 to April 2005 and Senior Vice President and General Manager of the National Account/Securities/Business Development divisions from July 2000 to February 2003. Mr. Dawson was made an executive officer of the Company on April 20, 2006.

Barry F. Schwartz (56) has been Executive Vice President and General Counsel of the Company since 1996. He has been Executive Vice President and General Counsel of MacAndrews & Forbes and various affiliates since 1993 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1989 to 1993.

Todd J. Slotkin (53) has been Executive Vice President and Chief Financial Officer of the Company since 1999. He has been Executive Vice President and Chief Financial Officer of MacAndrews & Forbes and various affiliates since 1999 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1992 to 1999. Prior to 1992, Mr. Slotkin was Senior Managing Director and Senior Credit Officer of Citigroup.

Code of Ethics

The Company has adopted a Code of Business Conduct, which includes a Code of Ethics for the Company's principal executive and senior financial officers. The current version of the Code of Business Conduct is available to any stockholder on the Company's website at www.mandfworldwide.com, or without charge upon request to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10021. If the Company changes the Code of Ethics in any material respect or waives any provision of the Code of Ethics for any of its principal executive or senior financial officers, the Company expects to provide the public with notice of any such change or waiver by publishing an appropriate description of such event on its website, www.mandfworldwide.com, or by other appropriate means as required or permitted under applicable rules of the SEC. The Company does not currently expect to make any such changes or waivers.

Executive Compensation

The compensation paid to the Company's President and Chief Executive Officer, Executive Vice President and General Counsel and Executive Vice President and Chief Financial Officer and Mafco Worldwide's President and Chief Executive Officer for all services rendered during each of the three years ended December 31, 2003, 2004 and 2005 and the compensation paid to Clarke American's President and Chief Executive Officer in 2005 is set forth in the following Summary Compensation Table.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long- Term Compensation Awards
Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(a)	Other Annual Compensation ($)	Number of Securities Underlying Options/SARs(#)	All Other Compensation ($)
Howard Gittis	2005	0	0	0	0	0
President and Chief	2004	0	0	0	0	0
Executive Officer	2003	0	0	0	0	0
Barry F. Schwartz	2005	0	0	0	0	0
Executive Vice President	2004	0	0	0	0	0
and General Counsel	2003	0	0	0	0	0
Todd J. Slotkin	2005	0	0	0	0	0
Executive Vice President	2004	0	0	0	0	0
and Chief Financial Officer	2003	0	0	0	0	0
Stephen G. Taub(b)	2005	900,000	945,000	0	0	29,532
President and Chief	2004	840,000	882,000	0	0	19,932
Executive Officer of Mafco	2003	785,000	824,250	0	0	20,391
Worldwide
Charles T. Dawson(c)	2005	340,813	249,220	25,599	0	684,771
President and Chief Executive
Officer of Clarke American

(a)	Includes salary and bonus paid or accrued during the year indicated. Messrs. Gittis, Schwartz and Slotkin receive no compensation directly or indirectly from the Company. They provide services to the Company under the terms of a Management Services Agreement with MacAndrews Holdings. MacAndrews Holdings received payment from the Company for these services of $1.5 million in each of 2003, 2004 and 2005.

(b)	For 2005, the amounts reported for Mr. Taub under All Other Compensation represent the costs associated with life and disability insurance reimbursements of $19,300, supplemental medical and dental expense benefits of $6,031 and matching contributions by Mafco Worldwide under its 401(k) plan of $4,200.

(c)	Mr. Dawson was not an employee of the Company or any of its subsidiaries until December 15, 2005. The amounts represent payments made by Clarke American for the full year 2005. For 2005, the amounts reported for Mr. Dawson under All Other Compensation consists of premium payments of term life insurance of $1,656; a sale bonus of $640,000 paid by Honeywell International Inc. upon the successful sale of Clarke American; and employer contributions to the Clarke American 401(k) plan and a supplemental non-qualified excess benefit plan of $43,115.

Stock Option Transactions in 2005

The Company granted no options to acquire Common Stock in 2005 to executive officers named in the Summary Compensation Table.

Aggregated Option/SAR Exercises in 2005 and Year End 2005 Option/SAR Values

The following table shows, for 2005, the number of options to acquire Common Stock exercised and the 2005 year-end value of the options held by the executive officers named in the Summary Compensation Table:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options/SARs at Year End(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at Year End($) Exercisable/Unexercisable
Howard Gittis	0	0	0/0	$0/0
Barry F. Schwartz	0	0	0/0	$0/0
Todd J. Slotkin	0	0	0/0	$0/0
Stephen G. Taub	0	0	450,000/0	$5,531,500/0
Charles T. Dawson(a)	498,251	580,612	0/0	$0/0

(a)	The options were options to purchase ordinary shares of Novar plc, Clarke American's former parent. These options were exercised or cancelled in return for cash payment prior to the Company's acquisition of Clarke American. The dollar value of $580,612 realized represents the gain on the exercised shares plus the dividends paid on those shares.

Equity Compensation at Year End 2005

The following table shows, at December 31, 2005, the number of shares of Common Stock to be issued upon exercise of outstanding stock options, warrants and rights; the weighted average exercise price; and the number of shares of Common Stock remaining available for future issuance under the Company's stock option plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,792,000	$6.234 per share	455,000
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	1,792,000	$6.234 per share	455,000

REPORT OF THE AUDIT COMMITTEE

During fiscal year 2005, the Audit Committee consisted of Ms. Coppola and Messrs. Beekman and Meister. The overall responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. The committee has the responsibility to evaluate the independent auditors, engage them and, if appropriate, engage their replacement. The committee must discuss with the auditors the scope and plan for the audit; when appropriate, approve the plan for the audit; and discuss with both the auditors and management the adequacy and effectiveness of the Company's financial and accounting controls. The committee also reviews with both management and the auditors the Company's quarterly and annual financial statements, including, the quality of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the committee approves the nature, scope and amount of audit-related and non-audit services that the Company's independent auditors may perform.

The committee reviewed and discussed the audited financial statements with management and the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States ("US GAAP"), including the matters required to be discussed by Statement of Accounting Standards 61 (Codification of Statements on Auditing Standards), and their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under US GAAP. In addition, the committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (the "ISB"), and has received the written disclosures and letter from the independent auditors required by ISB Standard No. 1 (Independence Discussions with Audit Committees). The ISB was created jointly by the SEC and the American Institute of Certified Public Accountants as a standards-setting body to provide leadership in improving independence requirements for auditors from their audit clients.

The committee discussed with the Company's independent auditors the overall scope and plans for their audit of the Company's financial statements, and it approved the audit plan. It met with the independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The committee considered whether any non-audit service provided to the Company by the independent auditors were compatible with maintaining the auditors' independence from management and the Company. The committee approved the Company's request that the independent auditors be permitted to perform certain non-audit services that the Company expects to require in 2006.

In reliance on the review and discussions referred to above, the committee recommended to the Board of Directors that the Company include the audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

THE AUDIT COMMITTEE
Paul M. Meister, Chairman Philip E. Beekman Rosanne F. Coppola

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

During fiscal year 2005, the Compensation Committee was comprised of Messrs. Beekman, Folz and Slovin. The Compensation Committee's duties include determination of the Company's compensation and benefit policies and practices for executive officers and key managerial employees, including those of Mafco Worldwide and Clarke American. In accordance with rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers.

Compensation Policies. The overall objectives of the Company's compensation program are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to maximize the link between executive and stockholder interests through a stock option plan and to recognize individual contributions as well as overall business results. To achieve these objectives, the Company has developed an overall compensation strategy and specific compensation plans that tie a substantial portion of an executive's compensation to performance.

The key elements of the Company's compensation program consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation, stock option awards and a new long term incentive plan. An executive officer's annual base salary represents the fixed component of such executive officer's total compensation, and variable compensation is intended to comprise a substantial portion of an executive's total annual compensation. The Compensation Committee's policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the programs described below.

Management Services Agreement. In 2003, the Company entered into a Management Services Agreement with MacAndrews Holdings, whereby MacAndrews Holdings provides the services of Messrs. Gittis, Schwartz and Slotkin to the Company to manage the business and provides other management and advisory services to the Company. MacAndrews Holdings received payment of $1.5 million from the Company for these services in each of 2003, 2004 and 2005.

Base Salaries. Base salaries for executive officers are determined based upon the Compensation Committee's evaluation of the responsibilities of the position held and the experience of the individual, and by reference to historical levels of salary paid by the Company and its predecessors.

Salary adjustments are based on a periodic evaluation of the performance of the Company and each executive officer, as well as financial results of the business. The Compensation Committee takes into account the effect of any corporate transactions that have been consummated during the relevant year and, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

Annual Incentive Compensation Awards.

Mafco Worldwide

The variable compensation payable annually to executive officers generally consists principally of annual incentive compensation awards. Annual incentive compensation is payable pursuant to contractual provisions applicable to Mr. Taub and one other executive which provide eligibility to receive annual performance bonus awards based upon achievement of performance goals established by the Compensation Committee and set forth in their respective employment agreements. The performance goals are based upon the achievement of EBITDA goals set forth in the Company's business plan during each calendar year and, in the case of Mr. Taub (as further described below) with a minimum based on EBITDA achievement relative to the prior year. For 2005, the EBITDA goal was exceeded and a bonus of 105% of base salary was paid to two executives. The payments to Mr. Taub and one other senior executive may not exceed $1,000,000 with respect to any calendar year and shall not be made unless the Compensation Committee certifies that the performance goals with respect to the applicable year have been met. The annual incentive compensation earned by the executives with respect to 2005 was determined in accordance with such contractual provisions. In addition, the Compensation Committee may award discretionary bonuses to executive officers.

Clarke American

In 2005, the executive officers of Clarke American received annual bonuses in the discretion of the Board of Directors of Security Printing, Inc., a predecessor entity to Clarke American. In 2006 and later, the executives are eligible, as provided in their employment agreements (which were approved by the Compensation Committee), to receive annual bonuses based on the consolidated EBITDA achieved by Clarke American.

The Company's Long Term Incentive Plan; Initial Application to Clarke American

The Compensation Committee of M & F Worldwide has adopted a Long Term Incentive Plan for the Company (the "LTIP"), subject to stockholder approval. The LTIP is designed to allow payments under the LTIP to be deductible under Section 162(m) of the Code.

The LTIP can be used to provide payments to employees of the Company and its affiliates, including Clarke American. Subject to stockholder approval of the LTIP, LTIP awards were established in 2005 by the Compensation Committee with respect to Clarke American executives. There were 2 types of LTIP awards established in 2005: (i) a 3-year bonus pool; and (ii) a program of annual bonuses which were approved to be paid under the LTIP and were further documented in the Clarke American executives' employment agreements.

The 3-year bonus pool is cash-based with a 3-year performance cycle covering the period from January 1, 2006 until December 31, 2008. For this purpose, an LTIP bonus pool was created comprising 20% of the cumulative consolidated EBITDA achieved in excess of the target cumulative consolidated EBITDA (as defined in individual award agreements). The participating executives are eligible to receive a fixed percentage of the LTIP bonus pool and their ultimate payout, if any, at the end of the third year is based on performance over the 3-year performance cycle. LTIP bonuses are forfeited upon the termination of the executive's employment, other than due to death or disability, prior to December 31, 2008. If the executive dies or is terminated due to disability prior to December 31, 2008, he or she will receive a pro rata bonus at the time LTIP bonuses are otherwise paid. In the event of a change of control (as defined in the award agreement) prior to December 31, 2008, the Compensation Committee has the discretion to award a LTIP bonus based on the period of time that has elapsed during the award term.

Annual bonuses may also be awarded pursuant to the LTIP on terms and conditions established by the Compensation Committee, and the annual bonus arrangements for the Clarke American executives were approved by the Compensation Committee in 2005 to be paid under the LTIP, subject to stockholder approval.

Chief Executive Officer Compensation. Mr. Gittis has served as Chief Executive Officer of the Company since December 7, 2000. Since that date, he has received no compensation, directly or indirectly, from the Company. As described above, the Company pays MacAndrews Holdings a fee under the Management Services Agreement for the services of Mr. Gittis.

Tax Deductibility of Executive Compensation. The Compensation Committee attempts to ensure full deductibility of compensation notwithstanding the limitation on the deductibility of certain compensation in excess of one million dollars under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Clarke American bonus plans, the LTIP and the Company's stock option plans are designed so as to allow stock options and bonuses granted thereunder to be deductible under Section 162(m) of the Code. However, the Compensation Committee retains discretion to award or pay non-deductible compensation when it considers it to be in the best interests of the Company and stockholders to do so.

THE COMPENSATION COMMITTEE
Theo Folz, Chairman Philip E. Beekman Bruce Slovin

Compensation Committee Interlocks and Insider Participation

Mr. Folz served as the Company's President and Chief Executive Officer from 1996 to 1999.

Executive Employment Arrangements

Messrs. Gittis, Schwartz and Slotkin have no employment agreement with the Company. In 2003, the Company entered into a Management Services Agreement with MacAndrews Holdings, whereby MacAndrews Holdings provides the services of Messrs. Gittis, Schwartz and Slotkin to the Company to manage the business and provides other management and advisory services to the Company. This agreement expires on December 31, 2005, provided, however, that the term shall be automatically extended for successive one year periods unless either MacAndrews Holdings or the Company shall have given written notice to the other party at least ninety days prior to the end of term. Such executive officers are not compensated directly or indirectly by the Company. MacAndrews Holdings received payment of $1.5 million from the Company for these services in each of 2003, 2004 and 2005.

The Chief Executive Officer of Mafco Worldwide, Mr. Taub, is a party to an employment agreement with Mafco Worldwide. The following is a description of certain terms of Mr. Taub's agreement.

Mr. Taub's employment agreement provides for his employment as President and Chief Executive Officer of Mafco Worldwide commencing on August 1, 2001 through July 31, 2006. Mafco Worldwide has the right at any time to give written notice of the non-renewal of the employment term. Upon the giving of such notice, the employment term is automatically extended so that it ends five years after the last day of the month in which the notice was given. The employment term is extended on a day-to-day basis until Mafco Worldwide gives notice of non-renewal, although in no event will the term extend beyond May 25, 2016. Mr. Taub receives an annual base salary of $900,000, subject to increase at the discretion of Mafco Worldwide. In addition, Mr. Taub may earn a performance bonus of up to 150% of base salary, subject to an annual maximum of $1 million. Further, if during any year, EBITDA for that year at least equals EBITDA for the immediately prior year, then his performance bonus will at least equal that amount that is necessary to provide that the sum of base salary and bonus payable to Mr. Taub on account of the current year will be no less than the sum of the annual base salary and performance bonus paid to Mr. Taub on account of the prior year (the "minimum bonus").

In the event of a breach of the agreement by Mafco Worldwide, Mr. Taub is entitled to terminate the employment agreement; in that event or in the event that Mafco Worldwide terminates the agreement other than for cause or Mr. Taub's disability, Mr. Taub is generally entitled to receive payment of base salary and bonus and the continuation of benefits for five years, offset by any other compensation Mr. Taub earns during this period. If Mafco Worldwide terminates Mr. Taub's employment for cause, or as a result of his materially breaching the agreement, the agreement provides that Mr. Taub is to be paid through the date of termination only. Following the earlier of a change in control (as defined in Mr. Taub's employment agreement) of Mafco Worldwide and May 25, 2016, Mafco Worldwide will purchase for Mr. Taub a single premium annuity providing to Mr. Taub the actuarial equivalent of the benefit under the Mafco Restoration Plan (as described below), as in effect on August 1, 2001 or on the annuitization date, which ever is greater.

If Mr. Taub's employment is terminated by Mafco Worldwide without cause, Mr. Taub is bound by a five-year non-compete covenant.

The Chief Executive Officer of Clarke American, Mr. Dawson, is a party to an employment agreement with Clarke American. The following is a description of certain terms of Mr. Dawson's agreement.

Mr. Dawson's employment agreement provides for his employment as President and Chief Executive Officer of Clarke American commencing on December 15, 2005 through December 15, 2008, subject to earlier termination as described below. Under his employment agreement, Mr. Dawson receives an annual base salary of $595,000, which commenced on January 1, 2006. Mr. Dawson's employment agreement included a special provision for annual bonus awards and long term incentive awards. The employment agreement provides that he is entitled to receive annual bonuses based on the attainment of certain percentages of consolidated EBITDA targets. He also participates in the Long Term Incentive Plan

(described above) for which he will be eligible to receive 50% of the bonus pool established for Clarke American executives and receives other standard officer benefits. Mr. Dawson's employment agreement also provides that any long term incentive award and annual bonus arrangements are subject to such approvals as may be necessary to allow such compensation to be deductible under Section 162(m) of the Code.

If the employment of Mr. Dawson is terminated for cause (as defined in the employment agreement), he will not be entitled to any further compensation. In the case of termination of the employment of Mr. Dawson by Clarke American without cause (as defined in the employment agreement), Mr. Dawson will be entitled to receive:

• continued payment of his base salary for a period of two years after the termination; and

• continued contribution by Clarke American to the employer portion of employee premiums of welfare benefit plans for a period of 12 months after the termination; and

• a pro rata annual bonus for the year in which termination occurred, if he would have been eligible to receive such annual bonus had he been employed at the time such annual bonus is normally paid.

Following the termination of his employment for any reason, Mr. Dawson is also bound by a two-year non-compete covenant and a two-year covenant of non-solicitation of customers and employees.

Mafco Worldwide Pension Plan for Salaried Employees

The following table sets forth information concerning the estimated annual pension benefits payable to Mr. Taub. A portion of the benefits will be paid under the Mafco Worldwide Corporation Replacement Defined Benefit Pension Plan (the "Mafco Salaried Pension Plan"), a portion will be paid under an insurance contract issued by the John Hancock Life Insurance Company providing for annuities (the "Annuities") payable to participants in a prior pension plan sponsored by Mafco Worldwide and a portion will be paid under the Mafco Worldwide Corporation Benefit Restoration Plan (the "Mafco Restoration Plan"). Participants in the Salaried Pension Plan generally include participants under the prior plan and certain salaried employees who are at least age 21 and credited with at least one thousand hours of service in any Plan Year (as defined in the Mafco Salaried Pension Plan) since the date such employee commenced employment.

Benefits to participants vest fully after five years of service, and such benefits are determined primarily by a formula taking into account an average final compensation determined by averaging the three consecutive completed calendar years of greatest compensation earned during the participant's service to Mafco Worldwide and the number of years of service attained by the individual participants. Benefits are subject to the maximum limitations imposed by federal law on pension benefits. The annual limitation in 2005 was $170,000, based on a maximum allowable compensation of $210,000. Such compensation is composed primarily of regular base salary, bonus and employers' contributions to qualified deferred compensation plans. Subject to certain restrictions, participants may make voluntary after-tax contributions of up to ten percent of their aggregate compensations. Any such voluntary contributions are fully vested and nonforfeitable at all times.

Mafco Worldwide established the Mafco Restoration Plan, which was designed to restore retirement benefits to those employees whose eligible pension earnings are limited to $170,000 under regulations enacted by the Internal Revenue Service. Under the Mafco Restoration Plan, maximum eligible pension earnings are limited to $500,000. The Mafco Restoration Plan is not funded; all other vesting and payment rules follow the Mafco Salaried Pension Plan.

The following table shows estimated aggregate annual benefits payable upon retirement under the Annuities, the Mafco Salaried Pension Plan and the Mafco Restoration Plan:

Highest Consecutive Three Year Average Compensation	Estimated Annual Straight Life Annuity Benefits at Retirement with Indicated Years of Credited Service[1]
	15	20	25	30	35
125,000	30,438	40,584	50,730	50,730	50,730
150,000	37,938	50,584	63,230	63,230	63,230
175,000	45,438	60,584	75,730	75,730	75,730
200,000	52,938	70,584	88,230	88,230	88,230
225,000	60,438	80,584	100,730	100,730	100,730
250,000	67,938	90,584	113,230	113,230	113,230
300,000	82,938	110,584	138,230	138,230	138,230
400,000	112,938	150,584	188,230	188,230	188,230
450,000	127,938	170,584	213,230	213,230	213,230
500,000+	142,938	190,584	238,230	238,230	238,230

[1]	Includes the actuarial equivalent benefit derived from the employer contribution account in the 401(k) Plan.

Benefits shown above reflect the straight life annuity benefit form of payment for employees, assume normal retirement at age 65 and reflect the deduction for social security amounts, but do not reflect the offset for the actuarial equivalent of the benefit derived from the employer contribution account in the 401(k) plan.

As of December 31, 2005, Mr. Taub had 30 years of credited service.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of any class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Such filings are available on the Company's website at www.mandfworldwide.com. Officers, directors and persons whose beneficial ownership of Common Stock exceeds ten percent must furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company's review of the copies of such forms it has received through the date hereof and representations from certain reporting persons that no other reports were required, the Company believes that all its executive officers, directors and greater than ten percent stockholders complied with all filing requirements applicable to them during 2005, except that Mr. Slotkin filed a Form 4 on December 16, 2005 with respect to a purchase of Common Stock that occurred on December 13, 2005.

Common Stock Performance

The graph and table set forth below present a comparison of cumulative stockholder return through December 31, 2005, assuming reinvestment of dividends, by an investor who invested $100 on December 31, 2000 in each of (i) the Common Stock, (ii) the S&P 500 Composite Index (the "S&P 500 Index") and (iii) a peer group composed of the companies in the Dow Jones US Food Products Index.

Comparison of Cumulative Total Return Among
Company Common Stock, the S&P 500
Index and the Dow Jones US Food Products Index

Value of Initial Investment	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
M & F Worldwide Corp.	$100.00	$110.97	$139.35	$344.77	$351.48	$421.16
S&P 500 Index	$100.00	$88.11	$68.64	$88.33	$97.94	$102.75
Dow Jones Food Index	$100.00	$108.90	$109.34	$120.66	$144.75	$144.75

PROPOSAL 2 – APPROVAL OF INCENTIVE COMPENSATION
ARRANGEMENTS FOR CLARKE AMERICAN'S
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mr. Dawson's employment agreement provides for his employment as President and Chief Executive Officer of Clarke American commencing on December 15, 2005. In addition to Mr. Dawson's annual base salary of $595,000, for 2006 he is entitled to receive an annual bonus of between 90% and 154% of his annual base salary based on the attainment of a certain percentage of consolidated EBITDA targets. He also participates in a Long Term Incentive Plan (described above and in Proposal 3) for which he will be eligible to receive 50% of the bonus pool under the Long Term Incentive Plan.

Mr. Dawson's employment agreement was approved by the Compensation Committee of the Company on December 15, 2005. Compensation earned pursuant to the annual bonus and Long Term Incentive Plan provisions of Mr. Dawson's employment agreement are intended to qualify as "performance-based compensation" under Section 162(m) of the Code and are subject to approval by the stockholders of the Company. Such approval will require the affirmative vote of the majority of the votes cast, in person or represented by proxy, at the Annual Meeting. Under applicable Delaware law, abstentions from voting on the approval of this proposal (including broker non-votes) will be counted and will have the same effect as a vote against the proposal.

New Plan Benefits

The amount of annual bonus actually payable to Mr. Dawson is subject to the degree by which the above-mentioned consolidated EBITDA targets are attained and, therefore, is not determinable at this time.

The Board of Directors recommends that stockholders vote FOR approval of the President's incentive compensation arrangements.

PROPOSAL 3 – APPROVAL OF M & F WORLDWIDE CORP. LONG TERM INCENTIVE PLAN

Our stockholders are being asked to approve the Long Term Incentive Plan for the Company (the "LTIP"). The Board of Directors adopted the LTIP effective December 15, 2005, subject to stockholder approval at the Annual Meeting.

The Board of Directors has determined that it is advisable and in the best interests of the Company and the stockholders to adopt the plan. The purpose of the plan is to foster and promote the long-term financial success of the Company and increase stockholder value by (a) strengthening the Company's capability to develop and maintain a management team; (b) motivating superior performance by means of long-term performance related incentives linked to business performance of the Company or an affiliate; (c) attracting and retaining qualified personnel by providing incentive compensation opportunities competitive with other similar companies; and (d) enabling officers and other key employees to participate in the long-term growth and financial success of the Company or an affiliate. The LTIP is generally intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m) of Code. A copy of the LTIP is attached hereto as Appendix 1. The following summary of the material features of the LTIP is qualified in its entirety by reference to the complete text of the LTIP.

Section 162(m) generally provides that the Company may not take a federal income tax deduction for compensation in excess of $1,000,000 paid to certain executive officers in any one year. Certain performance-based compensation is exempt from this limit. That is, Section 162(m) does not preclude the Company from taking a federal income tax deduction for certain qualifying performance-based compensation paid to an executive officer in a year even if that compensation exceeds $1,000,000. The LTIP is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) and related IRS regulations. Section 162(m) requires that certain material terms of the LTIP, including the business criteria and maximum amounts payable, be approved by the Company's stockholders.

Administration. The LTIP is administered by the Compensation Committee, which is selected by our Board of Directors and is composed of two or more members of our Board of Directors, each of whom is required to be an "outside director" within the meaning of Section 162(m) of the Code. The Compensation Committee has all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to our incentive plan, including authority to determine eligibility for participation, establish the award cycle, award term, payment value, performance goals, performance measures and other criteria. Except as otherwise specifically limited in the LTIP, the Compensation Committee has full power and authority to construe, interpret and administer the LTIP.

Eligibility. The Compensation Committee retains the discretion to award or pay non-deductible compensation when it considers it to be in the best interests of the Company and stockholders to do so. The LTIP provides that the Compensation Committee will select which employees of the Company and its affiliates will be participants during any given fiscal year the LTIP is in effect. Annual bonuses may also be awarded pursuant to the LTIP on terms and conditions established by the Compensation Committee.

Performance Measures. The Performance Measures under the LTIP are as determined in the discretion of the Compensation Committee, based upon the Compensation Committee's determination of the goals that will most effectively further the Company's corporate objectives. Performance Measures may be based on performance goals for the Company, any affiliate or any division of the Company. The Performance Measures may include sales; cash flow; cash flow from operations; operating profit or income; net income; operating margin; net income margin; return on net assets; economic value added; return on total assets; return on common equity; return on total capital; total stockholder return; revenue; revenue growth; EBITDA; EBITDA growth; cumulative EBITDA over a period fixed by the Compensation Committee; basic earnings per share; diluted earnings per share; funds from operations per share and per share growth; cash available for distribution; cash available for distribution per share and per share growth; share price performance on an absolute basis and relative to an index of earnings per share or improvements in the Company's (or an affiliate's, or any division's) attainment of expense levels; implementing or completion of critical projects; or other reasonable criteria established by the Compensation Committee.

Payout Amounts. The payout that a participant is entitled to receive under the LTIP is based on a pre-determined percentage of the payment value, as set out in the participant's award agreement. The maximum payout that a participant may receive under the LTIP is $10,000,000.

Termination or Amendment of Plan. The Compensation Committee may amend, suspend or terminate the LTIP at any time, provided that no amendment may be made without the approval of our stockholders if the effect of any amendment would be to cause outstanding or pending awards that are intended to qualify for the "performance-based compensation" exception to Section 162(m) of the Code to cease to qualify for this exception.

Application to Clarke American. An LTIP bonus pool was created for executives of Clarke American comprising 20% of the cumulative consolidated EBITDA achieved in excess of the target cumulative consolidated EBITDA of Clarke American (as defined in individual award agreements). Mr. Dawson is eligible to receive 50% of the LTIP bonus pool. The LTIP bonus pool has a 3-year performance cycle covering the period from January 1, 2006 until December 31, 2008. The participating executives are eligible to receive a fixed percentage of the LTIP bonus pool and their ultimate payout, if any, at the end of the third year is based on performance over the 3-year performance cycle.

Approval of the LTIP pursuant to Section 162(m) of the Code requires the affirmative vote of the majority of the votes cast, in person or represented by proxy, at the Annual Meeting. Under applicable Delaware law, abstentions from voting on the approval of this proposal (including broker non-votes) will be counted and will have the same effect as a vote against the proposal.

New Plan Benefits

Future amounts payable to eligible participants under the LTIP are based on satisfaction of certain performance goals in each applicable performance period and, therefore, are not determinable at this time.

The Board of Directors recommends that stockholders vote FOR the approval of the adoption of the Long Term Incentive Plan.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2006. Ernst & Young LLP representatives will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees. The aggregate fees and expenses that Ernst & Young LLP billed to the Company for professional services rendered for the audit of the Company's 2005 and 2004 financial statements and reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarterly periods in 2005 and 2004 were $1,840,655 and $1,073,100, respectively. Audit services include fees associated with the annual audit, the audit of the Company's internal controls under Section 404 of the Sarbanes Oxley Act of 2002, the reviews of the Company's quarterly reports on Form 10-Q and statutory audits required internationally.

Audit-Related Fees. The aggregate fees and expenses that Ernst & Young LLP billed to the Company for audit-related services rendered in 2005 and 2004 were $801,000 and $141,500, respectively. Audit-related services include due diligence and consulting services performed for the Clark American transaction, employee benefit plan audits, assistance with compliance with the requirements under Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC rules promulgated pursuant thereto and audits and reviews not required for the audit of the consolidated financial statements.

Tax Fees. The aggregate fees and expenses that Ernst & Young LLP billed to the Company for tax services rendered in 2005 and 2004 to the Company were $0 and $20,000, respectively. Tax services include tax planning and tax advice.

All Other Fees. The aggregate fees and expenses that Ernst & Young LLP billed to the Company for all other services rendered in 2005 and 2004 to the Company were $0 and $0, respectively.

Auditor Independence and Pre-Approval. The Audit Committee considered whether any audit-related and non-audit service that Ernst & Young LLP provided were compatible with maintaining the auditors' independence from management and the Company. It has been the Audit Committee's policy to approve in advance the plan of audit services to be provided and an estimate of the cost for such audit services. The Audit Committee has also adopted a policy of approving in advance for each calendar year a plan of the expected services and a related budget, submitted by management, for audit-related services, tax services and other services that the Company expects the auditors to render during the year. Throughout the year, the Audit Committee is provided with updates on the services provided and the expected fees associated with each service. Any expenditure in excess of the approval limits for approved services, and any engagement of the auditors to render services in addition to those previously approved, requires advance approval by the Audit Committee. The Audit Committee approved the audit plan, all of the fees disclosed above and the non-audit services that the Company expects Ernst & Young LLP to provide in 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table sets forth the total number of shares of Common Stock that each director of the Company, each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, the officers named in the Summary Compensation Table presented earlier in this Proxy Statement and all directors and executive officers as a group beneficially owned as of March 31, 2006, and the percent of Common Stock so owned. Common Stock is the Company's only outstanding voting stock. "Beneficial ownership" for this purpose is as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, a person beneficially owns a share if the person has sole or shared voting power or investment power with respect to the share or the person has the right to acquire the share within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of any power of attorney or revocation of trust, discretionary account or similar arrangement.

Name	Amount and Nature of Beneficial Ownership (a)		Percent of Voting
Mafco Consolidated Group Inc.	7,298,000	(b)	37.8%
35 East 62nd Street
New York, NY 10021
Dimensional Fund Advisors Inc.	1,666,314	(c)	8.6%
1299 Ocean Avenue
Santa Monica, CA 90401
Philip E. Beekman	10,900		*
Rosanne F. Coppola	1,000		*
Jaymie A. Durnan	500		*
Theo W. Folz	343,778	(d)	1.8%
Howard Gittis	196,000		1.0%
Paul M. Meister	72,416		*
Ronald O. Perelman	500,000		2.6%
Barry F. Schwartz	5,000		*
Todd J. Slotkin	5,000		*
Bruce Slovin	10,410	(e)	*
Stephen G. Taub	450,000	(f)	2.3%
All directors and executive officers as a group (11 persons) (d)	8,893,004	(g)	43.1%

*	Less than 1%.

(a)	Includes Common Stock and options to acquire Common Stock exercisable within 60 days. Of the shares of Common Stock shown for each individual listed, the following amounts represent options exercisable within 60 days: Mr. Folz – 333,778; Mr. Perelman – 500,000; Mr. Taub – 450,000.

(b)	All of such shares of Common Stock are indirectly owned by Mr. Perelman through MacAndrews Holdings and aggregate 37.8% of the outstanding Common Stock. Mr. Perelman's total beneficial ownership, including the options disclosed in footnote (a) above, is approximately 39.1%.

(c)	Information based solely on a Schedule 13G/A, filed with the SEC by Dimensional Fund Advisors Inc. on February 6, 2006.

(d)	Includes 333,778 shares underlying options held by Mr. Folz, which options are exercisable within 60 days.

(e)	Of the shares owned, 5,000 are held in trust for a minor child. Mr. Slovin disclaims beneficial ownership of such 5,000 shares.

(f)	Includes 450,000 shares underlying options held by Mr. Taub, which options are exercisable within 60 days.

(g)	Includes shares of Common Stock indirectly owned by Mr. Perelman through MacAndrews Holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transfer Agreement. In 1995, a subsidiary of Mafco Consolidated, the Company and two of the Company's subsidiaries entered into a transfer agreement (the "Transfer Agreement"). Pneumo Abex LLC (considered together with its predecessor in interest Pneumo Abex Corporation, "Pneumo Abex"), an indirect, wholly owned subsidiary of the Company, has various contingent liabilities, most of which are indemnified by third parties. Among the indemnified liabilities are certain environmental and asbestos-related claims, as well as certain tax and other matters. Under the Transfer Agreement, Pneumo Abex retained the assets and liabilities relating to its former Abex NWL Aerospace Division ("Aerospace"), as well as certain contingent liabilities and the related assets, including its historical insurance and indemnification arrangements. Pneumo Abex transferred substantially all of its other assets and liabilities to a subsidiary of Mafco Consolidated. The Transfer Agreement provides for appropriate transfer, indemnification and tax sharing arrangements, in a manner consistent with applicable law and existing contractual arrangements.

The Transfer Agreement requires such subsidiary of Mafco Consolidated to undertake certain administrative and funding obligations with respect to certain categories of asbestos-related claims and other liabilities, including environmental claims, retained by Pneumo Abex. Pneumo Abex must reimburse the amounts so funded only when it receives amounts under related indemnification and insurance agreements. Such administrative and funding obligations would be terminated as to these categories of asbestos-related claims in the case of a bankruptcy of Pneumo Abex or the Company or of certain other events affecting the availability of coverage for such claims from third-party indemnitors and insurers. In the event of certain kinds of disputes with Pneumo Abex's indemnitors regarding their indemnities, the Transfer Agreement permits Pneumo Abex to require such subsidiary to fund 50% of the costs of resolving the disputes.

The Company/Mafco Consolidated Registration Rights Agreement. Mafco Consolidated and the Company are parties to a registration rights agreement (as amended, the "Company/Mafco Consolidated Registration Rights Agreement") providing Mafco Consolidated with the right to require the Company to use its best efforts to register under the Securities Act of 1933 (the "Securities Act"), and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated, all or portion of the issued and outstanding Common Stock owned by Mafco Consolidated (the "Registrable Shares"). Such demand rights are subject to the conditions that the Company is not required to (1) effect a demand registration more than once in any 12-month period, (2) effect more than one demand registration with respect to the Registrable Shares, or (3) file a registration statement during periods (not to exceed three months) (a) when the Company is contemplating a public offering, (b) when the Company is in possession of certain material non-public information, or (c) when audited financial statements are not available and their inclusion in a registration statement is required. In addition, and subject to certain conditions described in the Company/Mafco Consolidated Registration Rights Agreement, if at any time the Company proposes to register under the Securities Act an offering of Common Stock or any other class of equity securities, then Mafco Consolidated will have the right to require the Company to use its best efforts to effect the registration under the Securities Act and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated of all or a portion of the Registrable Shares as designated by Mafco Consolidated. The Company is responsible for all expenses relating to the performance of, or compliance with, the Company/Mafco Consolidated Registration Rights Agreement except that Mafco Consolidated is responsible for underwriters' discounts and selling commissions with respect to the Registrable Shares it sells.

Management Services Agreement. During 2005, 2004, and 2003, three executive officers of the Company were executives of MacAndrews Holdings. The Company did not compensate such executive officers, but, in 2005, 2004 and 2003, the Company paid to MacAndrews Holdings $1.5 million for the value of the services provided by such officers to the Company and charged that amount to compensation expense. None of the executive officers received any payment from the Company or additional payment from MacAndrews Holdings in connection with such compensation expense. The Management Services Agreement, pursuant to which MacAndrews Holdings provides the services of the three executive officers to the Company in exchange for a management service fee of $1.5 million annually, expires on December 31, 2005; provided that the term automatically extends for successive one year periods unless either party provides notice prior to the end of the term. Neither party provided such notice in 2005, therefore MacAndrews Holdings will continue to provide these services in 2006 under the terms of the existing agreement.

MacAndrews Holdings Insurance Programs. The Company participates in MacAndrews Holdings' directors and officers insurance program, which covers the Company as well as MacAndrews Holdings and certain of its other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. The Company bears an appropriate allocation for premiums for such coverage, which the Company believes is more favorable than the premiums it could secure under stand-alone coverage. At December 31, 2005, the Company has recorded prepaid expenses and other assets of $1.2 million and $3.6 million, respectively, relating to the directors and officers insurance program.

Security Services. Allied Security, an affiliate of MacAndrews Holdings, provided contract security officer services to Mafco Worldwide and Clarke American. Mafco Worldwide and Clarke American made aggregate payments to Allied Security for such services of approximately $0.2 million and $0.4 million, respectively, for the full fiscal year 2005, which the Company believes is competitive with industry rates for similarly situated security firms and as favorable as terms that could have been obtained from an unrelated party in an arms-length transaction.

List and Data Services. James B. Alcott, President of the Alcott Routon division of Clarke American, owns 20% of the outstanding shares of, and serves as a director for, Altair Data Resources LLC, a Tennessee limited liability company controlled by several of Clarke American's employees, including James B. Alcott. Altair provides list and data services. Alcott Routon (which Clarke American acquired in 2004) made purchases for such services from Altair totaling $0.4 million for the full fiscal year 2005. Alcott Routon continues to purchase list and data services from Altair.

Tax Sharing Agreement. On December 15, 2005, the Company and each of the direct parent companies of Clarke American and Mafco Worldwide entered into a tax sharing agreement (the "Tax Sharing Agreement") whereby the Company will elect to file consolidated federal income tax returns on behalf of Clarke American, Mafco Worldwide and their respective affiliated subsidiaries as well as certain other subsidiaries of the Company. Under the Tax Sharing Agreement, each of Clarke American and Mafco Worldwide will make quarterly payments to the Company. These payments generally are based on the applicable federal income tax liability that Clarke American and Mafco Worldwide and their respective affiliated subsidiaries would have had for each taxable period if Clarke American or Mafco Worldwide, as the case may be, had not been included in the Company's consolidated group. Similar provisions apply with respect to any foreign, state or local income or franchise tax returns filed by any Company consolidated, combined or unitary group for each year that Clarke American, Mafco Worldwide or any of their respective subsidiaries, as the case may be, is included in any such group for foreign, state or local tax purposes.

ADDITIONAL INFORMATION

The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and any Quarterly Report on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10021. Each such request must set forth a good faith representation that, as of the Record Date, March 24, 2006, the person making the request was a beneficial owner of Common Stock entitled to vote. In order to ensure timely delivery of such documents prior to the Annual Meeting, any such request should be made promptly to the Company. A copy of any exhibit to the Annual Report on Form 10-K may be obtained upon written request by a stockholder (for a fee limited to the Company's reasonable expenses in furnishing such exhibit) to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10021.

For your convenience, please note that the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the Company's website at http://www.mandfworldwide.com, as well as on the SEC's website at www.sec.gov.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any holder of at least $2,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the Annual Meeting of stockholders to be held in 2007 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the shares of Common Stock were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such Common Stock through the date of the annual meeting of stockholders to be held in 2007) in writing to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10021, not later than December 26, 2006. In accordance with the Company's by-laws, assuming the annual meeting of stockholders to be held in 2007 is within 30 days before or after the anniversary date of the Annual Meeting, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act (which the Company will not be required to include in its proxy material) must be submitted not later than April 2, 2007 and not earlier than March 3, 2007.

OTHER BUSINESS

The Company knows of no other matter that may come before the Annual Meeting. However, if any such matter properly comes before the meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

April 25, 2006

By Order of the Board of Directors,
M & F WORLDWIDE CORP.

Appendix 1

M&F Worldwide Corp.
2005 Long Term Incentive Plan

ARTICLE 1. ESTABLISHMENT AND PURPOSE

1.1	Establishment. The M&F Worldwide Corp. 2005 Long Term Incentive Plan is established effective as of December 15, 2005, subject to approval by the Company's shareholders. Awards may be made under the Plan prior to shareholder approval of the Plan so long as such Awards are subject to such shareholder approval. Awards may be made under the Plan until December 31, 2010, unless the Plan is terminated earlier by the Board. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

1.2	Purpose. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase shareholder value by: (a) strengthening the Company's capability to develop and maintain a management team; (b) motivating superior performance by means of long-term performance related incentives linked to business performance of the Company or an Affiliate; (c) attracting and retaining qualified personnel by providing incentive compensation opportunities competitive with other similar companies; and (d) enabling officers and other key employees to participate in the long-term growth and financial success of the Company or an Affiliate.

ARTICLE 2. DEFINITIONS

The following Sections of this Article provide terms used in this Plan, and whenever used herein in a capitalized form, the terms shall be deemed to have the meanings set forth in this Article. In addition, certain other terms used in the Plan but not specifically defined in this Article have the definitions given to them in the first place in which they are used.

2.1	"Affiliate" means any corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, including the subsidiaries of the Company and other entities controlled by such subsidiaries.

2.2	"Award" means a grant under the Plan, based upon criteria specified by the Committee. Awards shall be subject to the terms and conditions of the Plan and shall be evidenced by an Award Agreement containing such additional terms and conditions as the Committee shall deem desirable.

2.3	"Award Agreement" means any agreement, letter or other instrument by which an Award is granted to a Participant.

2.4	"Award Cycle" means any period designated in an Award Agreement as an "Award Cycle."

2.5	"Award Term" means the period designated in an Award Agreement as the "Award Term."

2.6	"Board" means the Board of Directors of the Company.

2.7	"Cause" means the Company or an Affiliate having "Cause" to terminate a Participant's employment, as defined in any existing employment agreement between a Participant and the Company or an Affiliate, or, in the absence of such an employment agreement, one or more of the following: (i) continued neglect by the Participant of the Participant's duties to the Company or any Affiliate, (ii) conviction of the Participant of any felony or any lesser crime or offense involving the property of the Company or any Affiliates, (iii) willful misconduct by the Participant in connection with the performance of any material portion of the Participant's duties to the Company or any

Affiliate, (iv) commission of any act of fraud, personal dishonesty, disloyalty or defalcation, or usurpation of an opportunity of the Company or any Affiliate, (v) any act that has a material adverse effect upon the reputation of and/or the public confidence in the Company or any Affiliate, (vi) failure to perform the duties of the Participant's position with the Company or any Affiliate in a timely and professional manner, or (vii) failure to comply with a reasonable order, policy or rule that constitutes material insubordination.

2.8	"Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

2.9	"Committee" means the Compensation Committee of the Board or other committee authorized by the Board to administer the Plan.

2.10	"Company" means M&F Worldwide Corp., a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated, any corporation for whose securities the securities of the Company shall be exchanged, and any assignee of or successor to substantially all of the assets of the Company.

2.11	"Disability" means "Disability" as defined in any existing employment agreement between a Participant and the Company or an Affiliate, or, in the absence of such an employment agreement, a mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company, or if there is no such plan or the Participant is not covered by such a plan or the Participant is not an employee of the Company, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant's duties for the Company, as determined by the Committee. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

2.12	"EBITDA" means earnings before interest, taxes, depreciations and amortization.

2.13	"Eligible Employee" means an Employee who is employed or serves in a position or capacity designated by the Committee as eligible to participate in the Plan.

2.14	"Employee" means any person who is considered to be an employee of the Company or an Affiliate pursuant to its personnel policies.

2.15	"Participant" means an Eligible Employee who satisfies the eligibility conditions of the Plan and who has been selected by the Committee for participation in the Plan.

2.16	"Payment Value" means the amount designated as the "Payment Value" in an Award Agreement.

2.17	"Payout" means the actual amount to be distributed under the Plan to a Participant with respect to the Award Term or an Award Cycle.

2.18	"Performance Goals" means the level of performance for the Award Term or Award Cycle, as determined by reference to one or more of the Performance Measures, the attainment of which results in a right (subject to the provisions of the Plan and the Award Agreement) to receive a Payout for the Award Term or an Award Cycle.

2.19	"Performance Measures" mean the particular performance measures for the Award Term or an Award Cycle determined in the discretion of the Committee, based upon the Committee's determination of the goals that will most effectively further the Company's corporate objectives. Performance Measures may (i) be based on performance goals for the Company, any Affiliate or any division of the Company or an Affiliate, (ii) be relative or absolute and (iii) include sales; cash flow; cash flow from operations; operating profit or income; net income; operating margin; net income margin; return on net assets; economic value added; return on total assets; return on common equity; return on total capital; total shareholder return; revenue; revenue growth; EBITDA; EBITDA growth; cumulative EBITDA over a period fixed by the Committee; basic earnings per share; diluted earnings per share; funds from operations per share and per share growth; cash available for distribution; cash available for distribution per share and per share growth; share price performance on an absolute basis and relative to an index of earnings per share or improvements in the Company's or an Affiliate's (or any division thereof's) attainment of expense levels; implementing or completion of critical projects; or other reasonable criteria established by the Committee. Unless otherwise specifically defined in the Plan, the foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements.

2.20	"Plan" means the M&F Worldwide Corp. 2005 Long Term Incentive Plan, as herein set forth and as may be amended from time to time.

2.21	"Termination of Employment" means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person's ceasing, for whatever reason, to be an officer or employee of the Company and of any Affiliate, including, without limitation, death, Disability, dismissal, resignation, or separation from employment as a result of the discontinuance, liquidation, sale or transfer by the Company and or any Affiliate of a business such entity owns or operates.

ARTICLE 3. ADMINISTRATION

3.1	Committee. The Plan shall be controlled, managed and administered by the Committee, which shall consist of two or more members. Each member of the Committee shall be a "Non-employee Director" as that term is defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or any similar rule which may subsequently be in effect ("Rule 16b-3") and shall be an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Code and the Treasury Regulations promulgated thereunder. The Committee shall have the discretion to interpret the provisions of the Plan, and its interpretations and determinations shall be final and binding on all persons, including the Company, all Affiliates and Participants. The Committee may, from time to time, adopt rules or guidelines with respect to the administration of the Plan and the rights granted hereunder which are consistent with the provisions of the Plan and may amend any and all rules or guidelines previously established. No determination or decision of the Committee shall be subject to de novo court review if the procedures of this Article have been followed by the Committee. Subject to the express provisions of the Plan and to the extent not inconsistent with the provisions of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder regarding performance-based compensation, the Committee may, from time to time, delegate or allocate the performance of any part or all its ministerial duties under the Plan as it considers desirable to such person or persons as it may select. All costs of Plan administration will be paid by the Company.

3.2	Powers of Committee. For purposes of the Plan, the Committee's powers shall include, but not be limited to, the following authority, in addition to all other powers provided by, or necessary to administer, the Plan:

3.2.1	to determine the Award Cycle(s), Award Term, Payment Value, Performance Goals, Performance Measures and other criteria for which the Committee has discretion under the Plan;

3.2.2	to select or designate, for the Award Term or any Award Cycle, the Eligible Employees (if any) to become Participants under the Plan;

3.2.3	to determine the terms and conditions of any Awards granted hereunder and to adjust the terms and conditions of any Award under the provisions of the Plan;

3.2.4	to provide for the forms of Award Agreement to be utilized in connection with the Plan;

3.2.5	to determine the Payout to a Participant and any other right to compensation under the Plan;

3.2.6	to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be necessary or appropriate to assist in administering the Plan;

3.2.7	to sue or cause suit to be brought in the name of the Plan or the Company;

3.2.8	to determine whether and with what effect an individual has incurred a Termination of Employment;

3.2.9	to obtain from Participants such information as is necessary for the proper administration of the Plan;

3.2.10	to execute and file such returns and reports as may be required with respect to the Plan; and

3.2.11	to make any adjustments or modifications permitted under the provisions of the Plan.

ARTICLE 4. PARTICIPATION, PERFORMANCE MEASURES AND PERFORMANCE GOALS

4.1	Participation. The Committee shall select which Eligible Employees will become Participants in the Plan during any given fiscal year the Plan is in effect. The Committee may consider any factors it deems pertinent in selecting an Eligible Employee as a Participant. Upon the selection of the Participants, the Committee shall provide the notices described in Section 4.6 below. A person will become a Participant only upon returning to the Company a signed, written Award Agreement received from the Committee stating the person is a Participant and providing such additional information the Committee deems relevant, including the Award Term and, if applicable, the Award Cycle(s).

4.2	Participation of Newly Hired Employees. Except as provided in the sole discretion of the Committee, an individual must be an Eligible Employee as of the beginning of an Award Term in order to be selected as a Participant. If an individual first becomes an Eligible Employee after the beginning of an Award Term, the Committee may, in its discretion, designate such new Eligible Employee as a Participant. Unless the Committee, in its sole discretion, determines otherwise, all amounts payable under this Plan to such Participant for the Award Term shall be pro-rated with respect to the date he or she first became an Eligible Employee or such later date as designated by the Committee. The Committee may make such adjustments as it deems appropriate in order to effectuate this Section.

4.3	Payout Amounts. The Payouts that a Participant is entitled to receive under the Plan for an Award Term or an Award Cycle, upon the achievement of the Performance Goals, will be based upon a pre-determined percentage of the Payment Value. Such percentages will be set forth in an Award Agreement.

4.4	Performance Measures. The Committee shall establish one or more Performance Measures for the Award Term or an Award Cycle. It is the intent of the Committee that the Performance Goals and Performance Measures established for the Award Term or an Award Cycle will not change during such period. However, certain circumstances identified at the discretion of the Committee may warrant a modification to the Performance Goals and Performance Measures. These circumstances would include, but not be limited to, unforeseen events such as changes in law, regulations, or rulings; changes in accounting principles or practices; or a merger, acquisition, divestiture or other significant transaction. Participants will be notified of any such modification as soon as practicable. Different Performance Measures and/or Performance Goals may be awarded to similarly situated Participants, and the Performance Measures and Performance Goals awarded to one Participant shall not have an effect on or in any way limit the Performance Measures and Performance Goals awarded to any other Participant.

4.5	Performance Goals. For any Performance Measure established by the Committee, the Committee shall establish the levels of the Performance Goals. After establishing the Performance Goals for a Performance Measure, the Committee shall have the discretion, where practicable, to provide that the amounts payable in respect of the Performance Goals shall be prorated if the actual performance for the Award Term is between the Performance Goals established by the Committee.

4.6	Notice of Participation. After an Eligible Employee has been designated as a Participant, the Committee shall provide such Participant with an Award Agreement setting forth the Payment Value, the Award Term, the Award Cycle(s) during the Award Term, if any, the Performance Measure(s) and the Performance Goal(s).

ARTICLE 5. CALCULATING THE PAYOUT

5.1	General. As soon as practicable following the end of the Award Term or an Award Cycle, as applicable, the Committee shall calculate the Payout to each Participant based upon the actual performance of the Company and the Performance Measure(s), Performance Goal(s) and Payment Values for such period.

5.2	The Payout. The actual Payout amount to be distributed with respect to an Award Term or Award Cycle, as applicable, may range over a set of compensation values determined by the Committee, as further described in this Section and in an Award Agreement. The amount payable to a Participant shall not exceed the Maximum Payment applicable to such Participant. If the actual performance during the Award Term or an Award Cycle, as applicable, shall be less than the Performance Goal(s) for any Performance Measure(s), the Payout shall be zero.

ARTICLE 6. PAYMENT OF BENEFITS

6.1	Normal Payout. Except as otherwise provided in the Plan or an Award Agreement, and subject to the condition of continued employment with the Company or an Affiliate, as set forth in Section 6.2 below, the Payout to a Participant for the Award Term or an Award Cycle shall be made within two and one-half months following the close of the Award Term or such Award Cycle in the form described in Section 6.5; provided, however, that the Committee may, in its discretion, defer payment until audited financial data is available (but in any event no later than the end of the calendar year in which such Award Term or Award Cycle ends) unless such deferral would cause any such payment to be subject to additional taxes pursuant to Code Section 409A. Except as otherwise provided in the subsequent Sections of this Article 6, each Participant shall receive a payment equal to the full value of his or her Payout for the Award Term or applicable Award Cycle. Payouts under this Section 6.1 are conditioned upon the Participant's compliance with any non-compete and/or confidentiality provision in any written agreement or policy between the Participant and the Company. Unless the Committee provides otherwise in writing, upon the date of any violation of any such non-compete and/or confidentiality provision, the person shall immediately cease to be a Participant, and any amount not yet distributed to such Participant under this Section 6.1 shall immediately and automatically be forfeited, whether or not such violation results in a Termination of Employment with the Company during the Award Term.

6.2	Forfeiture. Unless an applicable Award Agreement provides otherwise, if a Participant initiates a Termination of Employment with the Company for any reason other than for death or due to Disability, or the Participant incurs a Termination of Employment for Cause, unless the Committee provides otherwise in writing, the Participant shall immediately cease to be a Participant, and any amount not yet distributed to such Participant under Section 6.1 shall immediately and automatically be forfeited, whether or not such Termination of Employment occurs before the end of the Award Term.

6.3	Disability or Death. Unless an applicable Award Agreement provides otherwise, a Participant's Termination of Employment with the Company under the circumstances set forth in this Section 6.3 shall not result in the forfeiture of the Participant's Payout or the right to receive a Payout under the Plan: If the Participant incurs a Termination of Employment with the Company that is the result of the Participant's death or Disability, then, on the date the Payout would have been made if the Participant had not incurred a Termination of the Employment prior to that date, the Participant shall receive a payment equal to the Payout multiplied by a fraction, the numerator of which is the number of days from January 1, 2006 through the date on which the Participant incurred a Termination of Employment and the denominator of which is the number of days in the Award Term or Award Cycle, as applicable.

6.4	Form of Payment. Any Payout shall be made in cash.

6.5	Deferral of Payout. If so permitted by the Committee, a Participant may elect to defer receipt of all or a portion of a Payout pursuant to the terms of any deferred compensation plan maintained by the Company or an Affiliate in which such Participant participates or as otherwise permitted by the Committee.

ARTICLE 7. AMENDMENT OR TERMINATION

7.1	Amendment or Termination. The Board may amend, alter, or terminate the Plan at any time, but no amendment, alteration or termination shall be made which would impair the rights of a Participant under an Award theretofore granted without the Participant's consent, except such an amendment (a) made to cause the Plan to comply with applicable law (including without limitation, Section 409A of the Code), or (b) made to permit the Company a deduction under applicable tax law. The Committee may amend, alter or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board, and further subject to any approval or limitations the Board may impose.

ARTICLE 8. GENERAL PROVISIONS

8.1	Nonalienation of Plan Benefits. A Participant or beneficiary may not sell, assign, margin, transfer, pledge, encumber, convey, gift, hypothecate or otherwise dispose of any interest in a Payout or the right to receive Payout under this Plan, either voluntarily or involuntarily, except by will, by the laws of descent or distribution, or as set forth in Section 6.3 above.

8.2	No Employment Rights. Under no circumstances shall the terms of employment of any Participant be modified or in any way affected by the establishment or continuance of this Plan. The maintenance of this Plan shall not constitute a contract of employment. The Plan will not give any Participant a right to be retained in the employment of the Company.

8.3	No Personal Liability. To the extent permitted by law, no person (including any member of the Committee or any present or former employee of the Company) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.

8.4	Final Decisions. Any ruling, regulation, procedure or decision of the Committee shall be conclusive and binding upon all persons affected by this Plan.

8.5	Withholding of Taxes. The Company shall deduct from any Payout such amount as the Company, in its sole discretion, deems proper to protect it against liability for the payment of taxes, and out of the money so deducted, the Company may discharge any such liability and pay the amount remaining to the Participant or the Beneficiary, as the case may be.

8.6	Applicable Law. The Plan and all Awards made and actions taken under the Plan shall be governed by and construed in accordance with the laws of the State of Delaware and any applicable subdivision thereof. The Plan shall be construed to comply with all applicable laws and to avoid liability to the Company or a Participant.

8.7	Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor, and on the Company and its successor, whether by way of merger, consolidation, purchase or otherwise.

8.8	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth herein.

8.9	Provisions Relating to Code Section 162(m). The Plan and any Award to any Participant who is (or who, in the judgement of the Committee, could reasonably be expected at the time of any payment of the Award to be) a "Covered Employee" (as defined in Section 162(m)(3) of the Code) (any such Participant, an "Applicable Participant") under the Plan shall be administered, and the provisions of the Plan and each Award Agreement with an Applicable Participant shall be interpreted, in a manner consistent with the requirements of Code Section 162(m) and the Treasury Regulations promulgated thereunder. If any provision of the Plan or any Agreement relating to an Award to such a Participant does not comply or is inconsistent with the requirements of Code Section 162(m)(4)(c) and the Treasury Regulations promulgated thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such applicable requirements, if any such construction or deemed amendment can satisfy Code Section 162(m) and the Treasury Regulations promulgated thereunder. In addition, the following provisions shall apply to the Plan or an Award to the extent necessary to avoid the disallowance of a tax deduction for the Company or an Affiliate:

8.9.1	Not later than the date required or permitted for "qualified performance-based compensation" under Code Section 162(m) and the Treasury Regulations promulgated thereunder, the Committee shall determine the Participants who are Applicable Participants who will receive Awards that are intended as qualified performance-based compensation and the amount or method for determining the amount of such compensation. Any Award intended to constitute qualified performance-based compensation shall be designated in writing as such by the Committee at the time it is granted.

8.9.2	For Awards that are designated as "performance-based compensation" (as that term is used in Code Section 162(m)) in accordance with Section 8.9.1 above, no more than $10,000,000 (the "Maximum Payment") may be subject to any such Award granted to any Applicable Participant and payable with respect to the Award's entire Award Term. In the manner required by Code Section 162(m) and the Treasury Regulations promulgated thereunder, the Committee shall, promptly after the date on which the necessary financial and other information for the Award Term or an Award Cycle becomes available, certify the extent to which Performance Goals have been achieved with respect to any Award intended to qualify as "performance-based compensation" under Code Section 162(m) and the Treasury Regulations promulgated thereunder. In addition, the Committee may, in its discretion, reduce or eliminate the amount of any Award payable to any Participant, based on such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Award payable to any Participant above the amount established in accordance with the relevant Performance Goals with respect to any Award intended to qualify as "performance-based compensation" under Code Section 162(m) and the Treasury Regulations promulgated thereunder.

8.9.3	Notwithstanding any other provision of this Plan to the contrary (including, without limitation, Sections 4.4 and 4.5), with respect to any Award granted to an Applicable Participant, (i) the Performance Goals and Performance Measures established for the Award Term or an Award Cycle shall not change during such period, (ii) the terms of the award shall specify at the time of grant whether amounts payable pursuant to the Award will or will not be prorated if actual performance for the Award Term is between the applicable Performance Goals established by the Committee.

8.10	Unsecured Interest. No Participant in the Plan shall have any interest in any fund or specific asset of the Company by reason of the Plan. No trust fund shall be created in connection with the Plan or any Payout thereunder, and there shall be no required funding of amounts, which may become payable to any Participant.

8.11	Offset. Any amounts owed to the Company by the Participant of whatever nature may be offset by the Company from the value of any Payout due under this Plan, and no Payout shall be made under this Plan unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company.

8.12	Indemnification. The officers, directors and employees of the Company, as well as the Committee members, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company's written approval) or paid by them in satisfaction of a judgement in any such action, suit or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability or expense is due to such person's gross negligence or willful misconduct.

8.13	Headings. The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

8.14	Gender and Number. Words denoting the masculine gender includes the feminine gender, and the singular shall include the plural and the plural shall include the singular wherever required by the context.